Exhibit 99.1

JOINT FILING AGREEMENT, dated as of this 18th day of August, 2026 among W. Allan Jones, Janie P. Jones, Jones CapitalCorp, LLC and The 1999 Janie P. Jones Family Trust (collectively, the “Reporting Persons”).

WHEREAS, pursuant to Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the parties hereto desire to satisfy any filing obligation under Section 13(d) of the Exchange Act by a single joint filing.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Reporting Persons hereby agree and represent as follows:

1.       This Schedule 13D with respect to the common stock, $0.0001 par value per share of Katapult Holdings, Inc. (to which this Joint Filing Agreement is an exhibit) is filed on behalf of each of the Reporting Persons.

2.       Each of the Reporting Persons is responsible for the timely filing of Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such Person contained therein, provided that each such Person is not responsible for the completeness or accuracy of the information concerning any of the other Reporting Persons, unless such Person knows or has reason to believe that such information is inaccurate.

IN WITNESS WHEREOF, the undersigned have caused this Joint Filing Agreement to be duly executed and delivered as of the date first above written.

/s/ W. Allan Jones
W. Allan Jones

/s/ Janie P. Jones
Janie P. Jones

JONES CAPITALCORP, LLC

By:	/s/ W. Allan Jones
Name:	W. Allan Jones
Title:	President

THE 1999 JANIE P. JONES FAMILY TRUST

By:	/s/ W. Allan Jones
Name:	W. Allan Jones
Title:	Trustee